Exhibit 21

Subsidiaries of Registrant

GAINSCO, INC.

MGA Agency, Inc.

General Agents Insurance Company of America, Inc.

General Agents Premium Finance Company

MGA Premium Finance Company

Agents Processing Systems, Inc.

MGA Insurance Company, Inc.

Risk Retention Administrators Inc.

GAINSCO Service Corp.

Lalande Financial Group, Inc.

National Specialty Lines, Inc.

DLT Insurance Adjusters, Inc.